                                                 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-3 No. 333-252989) of Spirit Airlines, Inc. and the related Prospectus
(2)Registration Statement (Form S-8 No. 333-206350) pertaining to the 2015 Incentive Award Plan
(3)Registration Statement (Form S-8 No. 333-174812) pertaining to the Amended and Restated 2005 Incentive Stock Plan and the 2011 Equity Incentive Award Plan of Spirit Airlines, Inc.

of our reports dated February 6, 2023 with respect to the financial statements of Spirit Airlines, Inc. and the effectiveness of internal control over financial reporting of Spirit Airlines, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Miami, Florida
February 6, 2023